Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

OptimumBank Holdings, Inc.

We hereby consent to the inclusion in the Registration Statement (the “Registration Statement”) on Form S-3 of OptimumBank Holdings, Inc. (the “Company”) of our report, dated March 8, 2024, with respect to our audit of the consolidated balance sheets of the Company as of December 31, 2023 and 2022 and the related consolidated statements of earnings, comprehensive income (loss), equity and cash flows, for the years then ended, and the related notes to the consolidated financial statements.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA

Tampa, Florida

August 9, 2024